Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Financial Highlights

  Net sales were $191.7 million, an increase of 1.1 percent compared to Q4 2013.
  Adjusted EBITDA for Q4 2014 was $36.3 million, compared to $33.6 million in Q4 2013 (see Tables 6 and 7).
  Q4 2014 income attributable to the Company was $0.25 per share. Earnings were reduced by restructuring charges of $0.04 and a pension settlement charge of $0.16, and were increased by foreign currency revaluation gains of $0.10 (see Tables 10 and 14).
  Q4 2013 income attributable to the Company was $0.27 per share. Earnings were reduced by foreign currency revaluation losses of $0.03, and were increased by a credit to restructuring of $0.03, income tax adjustments of $0.02 and income from discontinued operations of $0.01 (see Tables 11 and 14).

ROCHESTER, N.H.--(BUSINESS WIRE)--February 9, 2015--Albany International Corp. (NYSE:AIN) reported Q4 2014 income attributable to the Company of $7.9 million, including charges of $0.2 million for income tax adjustments. Income attributable to the Company in Q4 2013 was $8.7 million, including favorable income tax adjustments of $0.6 million and income from discontinued operations of $0.3 million.

Income before taxes in Q4 2014 was $12.4 million, including restructuring charges of $1.7 million, a pension settlement charge of $8.2 million, and gains of $4.9 million from foreign currency revaluation. Income before taxes in Q4 2013 was $15.5 million, including a credit to restructuring of $2.1 million and foreign currency revaluation losses of $1.6 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	December 31,		Percent	Translation	Currency
(in thousands)	2014	2013	Change	Rates	Rate Effect
Machine Clothing (MC)	$160,238	$166,938	-4.0%	($4,999)	-1.0%
Albany Engineered Composites (AEC)	31,421	22,701	38.4%	-	38.4%
Total	$191,659	$189,639	1.1%	($4,999)	3.7%

Changes in currency translation rates, driven mainly by the strengthening U.S. dollar, resulted in a $5.0 million decline in sales for the fourth quarter of 2014. Excluding that effect, MC sales were down 1.0 percent compared to Q4 2013. As expected, AEC sales increased sharply principally due to revenue recognition associated with the LEAP plant in Commercy, France, coming online.

Q4 2014 gross profit was $72.9 million, or 38.0 percent of net sales, compared to $72.4 million, or 38.2 percent of net sales, in the same period of 2013. The decrease in gross profit percentage is due to a higher portion of sales coming from AEC. MC gross profit margin increased from 41.7 percent in Q4 2013 to 43.0 percent in Q4 2014 due to the impact of cost-reduction activities. Fourth-quarter AEC gross profit margin was 13.5 percent in 2014, compared to 14.3 percent in 2013.

Selling, technical, general, and research (STG&R) expenses were $50.3 million, or 26.3 percent of net sales, in the fourth quarter of 2014, including income of $2.4 million related to the revaluation of nonfunctional-currency assets and liabilities. In Q4 2013, STG&R expenses were $54.6 million, or 28.8 percent of net sales, including losses of $0.2 million related to the revaluation of nonfunctional-currency assets and liabilities.

The following table presents expenses associated with internally funded research and development by segment:

Table 2
	Research and development
	expenses by segment
	Three Months ended
	December 31,
(in thousands)	2014	2013
Machine Clothing	$6,043	$4,992
Albany Engineered Composites	2,871	2,744
Corporate expenses	195	402
Total	$9,109	$8,138

The following table summarizes fourth-quarter operating income by segment:

Table 3
	Operating Income/(loss)
	Three Months ended
	December 31,
(in thousands)	2014	2013
Machine Clothing	$33,120	$34,083
Albany Engineered Composites	(697)	(1,372)
Corporate expenses	(11,609)	(12,880)
Pension settlement charge	(8,190)	-
Total	$12,624	$19,831

As part of the Company’s pension de-risking strategy, certain U.S. participants received a lump-sum distribution from the pension plan, which led to a pension settlement charge of $8.2 million (see CFO Comments).

Segment operating income was affected by restructuring and currency revaluation as shown in Table 4 below. Restructuring expense was principally related to organizational changes in Machine Clothing, and the ongoing costs associated with the restructuring in France.

Table 4
	Expenses/(gain) in Q4 2014		Expenses/(gain) in Q4 2013
	resulting from		resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$1,701	($2,115)	($2,105)	$163
Albany Engineered Composites	-	(249)	-	41
Corporate expenses	-	1	-	-
Total	$1,701	($2,363)	($2,105)	$204

Q4 2014 Other income/expense, net, was income of $2.4 million, including gains related to the revaluation of nonfunctional-currency balances of $2.6 million. Q4 2013 Other income/expense, net, was expense of $1.6 million, including losses related to the revaluation of nonfunctional-currency balances of $1.3 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	December 31,
(in thousands)	2014	2013
Operating income	$2,363	($204)
Other income/(expense), net	2,560	(1,348)
Total	$4,923	($1,552)

The Company ’s income tax rate, excluding tax adjustments, was 33.3 percent for Q4 2014, compared to 48.8 percent for the same period of 2013. Discrete tax charges and changes in the estimated income tax rate increased income tax expense by $0.2 million in 2014, and decreased tax expense by $0.6 million in 2013.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended December 31, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$33,120	($697)	($24,318)	$8,105
Interest expense, net	-	-	2,592	2,592
Income tax expense	-	-	4,316	4,316
Depreciation and amortization	10,996	3,499	2,056	16,551
EBITDA	44,116	2,802	(15,354)	31,564
Restructuring and other, net	1,701	-	-	1,701
Foreign currency revaluation (gains)/losses	(2,115)	(249)	(2,559)	(4,923)
Pension settlement charge	-	-	8,190	8,190
Pretax income attributable to noncontrolling interest in ASC	-	(275)	-	(275)
Adjusted EBITDA	$43,702	$2,278	($9,723)	$36,257

Table 7
Three Months ended December 31, 2013 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$34,083	($1,372)	($23,883)	$8,828
Income from discontinued operations	-	-	(305)	(305)
Interest expense, net	-	-	2,703	2,703
Income tax expense	-	-	6,986	6,986
Depreciation and amortization	11,438	2,366	2,233	16,037
EBITDA	45,521	994	(12,266)	34,249
Restructuring and other, net	(2,105)	-	-	(2,105)
Foreign currency revaluation (gains)/losses	163	41	1,348	1,552
Pretax income attributable to noncontrolling interest in ASC	-	(141)	-	(141)
Adjusted EBITDA	$43,579	$894	($10,918)	$33,555

Capital spending for equipment and software was $12.3 million for Q4 2014, bringing the full-year total to $58.9 million. This includes $32.1 million for Engineered Composites, and $23.2 million for Machine Clothing of which $6.8 million was directed to the new technology platform. Depreciation and amortization was $16.6 million for Q4 2014 and $64.3 million for the full year.

The Consolidated Balance Sheet as of December 31, 2013, includes a revision to correct an error in the presentation of deferred tax assets and liabilities. The previously filed balance sheet presented deferred tax assets and liabilities within the same tax jurisdiction on a gross basis, instead of a net basis as required under U.S. GAAP. The error had no impact on shareholders’ equity, or the Consolidated Statements of Income or Cash Flows. The Company has concluded that the error is immaterial to previously filed financial statements and, accordingly, the correction is being handled as a revision of prior-year financial statements.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Total debt at the end of the year was $273 million, a decrease of about $32 million compared to the end of 2013 and $11 million compared to Q3. The Company’s leverage ratio, as defined in our primary debt agreements, decreased from 1.78 at the end of 2013 to 1.30 at the end of this year. Net debt (total debt less cash) increased $5 million to $93 million (see Table 15), with total cash of $180 million negatively affected by about $5 million due to unfavorable changes in foreign currency rates as compared to the end of Q3. Capital expenditures for the year were $59 million, and we currently estimate full-year spending in 2015 to be $65 to $75 million. Cash paid for income taxes was about $18 million in 2014, and we estimate cash taxes in 2015 to range from $20 million to $23 million.

“In Q3, the Company disclosed that it was offering a limited-time opportunity for U.S. pension plan participants to receive their pension benefit in a lump-sum payment. During Q4, this initiative was completed, utilizing assets from the pension plan, with the disbursement of about $16 million of lump-sum payments. The settlement of these liabilities resulted in a non-cash charge of approximately $8 million.

“Separately from the lump-sum initiative, the Company contributed $10 million to the U.S. pension plan to offset the impact of lower discount rates and changes in mortality assumptions. As a result, the U.S. pension plan was essentially fully funded at the end of 2014.

“During Q4, the Company recorded about $5 million of foreign currency revaluation gains, bringing the full-year total to about $10 million in gains. As discussed in the past, the primary exposures are mostly non-cash and are in Europe. They relate to the monthly revaluation of cash and trade and intercompany receivables and payables, which is affected by the relationship between the euro (as the functional currency of our primary entities) and a basket of currencies (notably, the U.S. dollar, Swedish krona, Canadian dollar, and Australian dollar).

“In addition to revaluation gains and losses, the Company’s income can be affected by the translation, using average rates, of the Company’s foreign currency sales and costs to the U.S. dollar. The Company does business in many currencies (e.g., euros, Swedish krona, Mexican pesos, and Brazilian reals), and we have either a net-income or net-cost position in each, depending on the nature of the transactions. As the Company’s current foreign currency net-income and net-cost positions are fairly well balanced, the broad strengthening of the U.S. dollar that has occurred against most major currencies did not have a significant impact on 2014 earnings. Translation impact in the future could be more significant if any major currency changes are isolated to just a few of our key currencies.”

CEO Comments

President and CEO Joe Morone said, “Q4 2014 was a good quarter for Albany International. Both businesses performed well and stayed firmly on track toward their long-term goals; sales, excluding the effects of currency, grew by close to 4 percent; Adjusted EBITDA grew by 8 percent; total debt declined by $11 million; and the U.S. pension obligation was reduced by another $16 million and as of the end of Q4 was essentially fully funded.

“Despite volatility in currency and oil prices, Q4 was relatively uneventful in MC. Excluding currency effects, on a year-over-year basis, sales were down slightly in Europe, up in Asia, and down in the Americas, but the results were all close to expectation, consistent with recent trends in each market, and point to a continuation of these trends in 2015. Gross margins improved as a result of our continuing emphasis on productivity. Despite the improvement, Adjusted EBITDA was flat because of increased R&D spending. This increase, coupled with a significant multiyear investment in associated capital equipment, reflects an intensifying effort to advance our new technology platform toward initial market applications.

“AEC also performed well. As expected, sales surged to over $30 million in Q4 and $90 million for the full year, as the first wave of parts manufactured in our LEAP plant in Commercy, France, were released to Safran. As with MC, there were no surprises in Q4. Preparations for the LEAP ramp accelerated at both plants; development of the GE9x fan case advanced on schedule; our Texas operation continued to perform well, most notably in its work with Rolls-Royce on the LiftFan® of the JSF; and our R&T division continued to expand and advance its activities on new engine, airframe, and automotive applications. Last week, AEC signed a joint development agreement with Ricardo plc, a UK-based engineering company with a strong presence in the automotive industry. Initially the joint effort will target the high-performance end of the automotive market.

“As for our outlook, on the surface, we expect 2015 to be similar to 2014. In MC, we will continue to pursue continuous productivity improvement and incremental, GNP-driven growth in strategic markets to offset erosion in the market for publication grades and intense price pressures in Europe and Asia. Assuming global macroeconomic conditions hold steady, we look for 2015 MC Adjusted EBITDA to be comparable to 2014. And in AEC, we currently expect 2015 sales to be 5 to 10 percent ahead of 2014, with a steadier run rate than we experienced in 2014.

“But beneath the surface, 2015 will be an important year for both businesses. In MC, it will be marked by several machine start-ups in strategic markets, a number of field-based trials of our new technology platform, and as always several contract negotiations with important customers. In AEC, the overwhelming priority in 2015 will be to continue to advance our LEAP plants toward production readiness. At the same time, given the development of AEC's research and technology capability and the growing array of projects now under way, we expect to learn a great deal more over the course of 2015 about AEC’s growth potential beyond the initial LEAP program.

“In sum, performance in Q4 2014 was strong and in line with our expectations; and while our outlook for 2015 is for comparable performance to 2014, the year ahead will be a pivotal one for the long-term prospects of both our businesses.”

The Company plans a webcast to discuss fourth-quarter 2014 financial results on Tuesday, February 10, 2015, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 20 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, adding or subtracting revaluation losses or gains, subtracting building sale and insurance-recovery gains, and subtracting Income attributable to the noncontrolling interest in Albany Safran Composites (ASC). The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale and insurance-recovery gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per-share amount for items included in continuing operations by using the effective tax rate utilized in that reporting period and the weighted average number of shares outstanding for each period.

Table 8
Year ended December 31, 2014 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$136,450	($10,483)	($84,218)	$41,749
Interest expense, net	-	-	10,713	10,713
Income tax expense	-	-	25,751	25,751
Depreciation and amortization	45,066	10,880	8,346	64,292
EBITDA	181,516	397	(39,408)	142,505
Restructuring and other, net	4,828	931	-	5,759
Foreign currency revaluation (gains)/losses	(3,921)	(15)	(6,374)	(10,310)
Gain on insurance recovery	-	-	(1,126)	(1,126)
Pension settlement charge	-	-	8,190	8,190
Pretax income attributable to noncontrolling interest in ASC	-	(211)	-	(211)
Adjusted EBITDA	$182,423	$1,102	($38,718)	$144,807

Table 9
Year ended December 31, 2013 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Net income	$114,370	($14,404)	($82,308)	$17,658
Loss from discontinued operations	-	-	46	46
Interest expense, net	-	-	13,759	13,759
Income tax expense	-	-	13,372	13,372
Depreciation and amortization	46,521	8,460	8,808	63,789
EBITDA	160,891	(5,944)	(46,323)	108,624
Restructuring and other, net	24,568	540	-	25,108
Foreign currency revaluation (gains)/losses	296	41	5,230	5,567
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Pretax income attributable to noncontrolling interest in ASC	-	(141)	-	(141)
Adjusted EBITDA	$185,755	($5,504)	($44,856)	$135,395

Table 10 Three Months ended December 31, 2014
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$1,701	$566	$1,135	$0.04
Foreign currency revaluation gains	4,923	1,639	3,284	0.10
Pension settlement charge	8,190	3,194	4,996	0.16
Net discrete income tax charge	-	1,033	1,033	0.03
Favorable effect of change in income tax rate	-	858	858	0.03

Table 11 Three Months ended December 31, 2013
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net credit	$2,105	$1,027	$1,078	$0.03
Foreign currency revaluation losses	1,552	757	795	0.03
Net discrete income tax benefit	-	1,804	1,804	0.06
Unfavorable effect of change in income tax rate	-	1,222	1,222	0.04

Table 12 Year ended December 31, 2014
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$5,759	$2,015	$3,744	$0.12
Foreign currency revaluation gains	10,310	3,535	6,775	0.21
Gain on insurance recovery	1,126	-	1,126	0.04
Pension settlement charge	8,190	3,194	4,996	0.16
Net discrete income tax charge	-	3,242	3,242	0.10

Table 13 Year ended December 31, 2013
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$25,108	$9,599	$15,509	$0.49
Foreign currency revaluation losses	5,567	2,425	3,142	0.10
Gain on sale of former manufacturing facility	3,763	1,279	2,484	0.08
Net favorable discrete income tax adjustments	-	1,800	1,800	0.06

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 14
	Three months ended		Years ended
	December 31,		December 31,
Per share amounts (Basic)	2014	2013	2014	2013
Net income attributable to the Company, as reported	$0.25	$0.27	$1.31	$0.55
Adjustments:
Income from discontinued operations	-	(0.01)	-	-
Restructuring charges/(credit), net	0.04	(0.03)	0.12	0.49
Discrete tax charge/(credit) and effect of change in income tax rate	-	(0.02)	0.10	(0.06)
Foreign currency revaluation (gains)/ losses	(0.10)	0.03	(0.21)	0.10
Pension settlement charge	0.16	-	0.16	-
Gain on insurance recovery	-	-	(0.04)	-
Gain on the sale of a former manufacturing facility	-	-	-	(0.08)
Net income attributable to the Company, excluding adjustments	$0.35	$0.24	$1.44	$1.00

The following table contains the calculation of net debt:

Table 15
(in thousands)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2012
Notes and loans payable	$661	$551	$692	$797	$625	$586
Current maturities of long-term debt	50,015	15	1,265	2,514	3,764	83,276
Long-term debt	222,096	283,100	283,104	299,108	300,111	235,877
Total debt	272,772	283,666	285,061	302,419	304,500	319,739
Cash	179,802	195,461	206,836	208,379	222,666	190,718
Net debt	$92,970	$88,205	$78,225	$94,040	$81,834	$129,021

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2015 and in future years; expectations in 2015 and in future periods of sales, EBITDA, Adjusted EBITDA, income, and other financial items in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Year End
December 31,			December 31,

2014	2013		2014	2013

$191,659	$189,639	Net sales	$745,345	$757,414
118,795	117,288	Cost of goods sold	453,710	466,860

72,864	72,351	Gross profit	291,635	290,554
34,411	39,998	Selling, general, and administrative expenses	147,198	157,688
15,938	14,627	Technical, product engineering, and research expenses	59,128	55,667
1,701	(2,105)	Restructuring and other, net	5,759	25,108
8,190	-	Pension settlement expense	8,190	-

12,624	19,831	Operating income	71,360	52,091
2,592	2,703	Interest expense, net	10,713	13,759
(2,389)	1,619	Other (income)/expenses, net	(6,853)	7,256

12,421	15,509	Income before income taxes	67,500	31,076
4,316	6,986	Income tax expense	25,751	13,372

8,105	8,523	Income from continuing operations	41,749	17,704

-	500	Loss from operations of discontinued business	-	(75)
-	195	Income tax benefit on discontinued operations	-	(29)
-	305	Loss from discontinued operations	-	(46)
8,105	8,828	Net income	41,749	17,658
188	141	Net income attributable to the noncontrolling interest	180	141
$7,917	$8,687	Net income attributable to the Company	$41,569	$17,517

		Earnings per share attributable to Company shareholders - Basic
$0.25	$0.26	Income from continuing operations	$1.31	$0.55
0.00	0.01	Discontinued operations	0.00	0.00
$0.25	$0.27	Net income attributable to the Company	$1.31	$0.55

		Earnings per share attributable to Company shareholders - Diluted
$0.25	$0.26	Income from continuing operations	$1.30	$0.55
0.00	0.01	Discontinued operations	0.00	0.00
$0.25	$0.27	Net income attributable to the Company	$1.30	$0.55

		Shares of the Company used in computing earnings per share:
31,859	31,748	Basic	31,832	31,649
32,006	31,911	Diluted	31,988	31,825

$0.16	$0.15	Dividends per share	$0.63	$0.59

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2014	2013 *
ASSETS
Cash and cash equivalents	$179,802	$222,666
Accounts receivable, net	158,237	163,547
Inventories	107,274	112,739
Deferred income taxes	6,743	12,905
Prepaid expenses and other current assets	8,074	9,659
Total current assets	460,130	521,516

Property, plant and equipment, net	395,113	418,830
Intangibles	385	616
Goodwill	71,680	78,890
Income taxes receivable and deferred	69,540	79,849
Other assets	32,456	26,456
Total assets	$1,029,304	$1,126,157

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$661	$625
Accounts payable	34,787	36,397
Accrued liabilities	95,149	112,331
Current maturities of long-term debt	50,015	3,764
Income taxes payable and deferred	2,786	4,429
Total current liabilities	183,398	157,546

Long-term debt	222,096	300,111
Other noncurrent liabilities	103,079	106,014
Deferred taxes and other credits	7,163	14,707
Total liabilities	515,736	578,378

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
37,085,489 in 2014 and 36,997,277 in 2013	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2014 and 2013	3	3
Additional paid in capital	418,972	416,728
Retained earnings	456,105	434,598
Accumulated items of other comprehensive income:
Translation adjustments	(55,240)	(138)
Pension and postretirement liability adjustments	(51,666)	(48,383)
Derivative valuation adjustment	(861)	(977)
Treasury stock (Class A), at cost 8,459,498 shares
in 2014 and 8,463,635 in 2013	(257,481)	(257,571)
Total Company shareholders' equity	509,869	544,297
Noncontrolling interest	3,699	3,482
Total equity	513,568	547,779
Total liabilities and shareholders' equity	$1,029,304	$1,126,157

*The December 31, 2013 consolidated balance sheet has been adjusted for the presentation of previously reported net deferred tax assets and liabilities.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Year Ended
December 31,			December 31,

2014	2013		2014	2013
		OPERATING ACTIVITIES
$8,105	$8,828	Net income	$41,749	$17,658
		Adjustments to reconcile net income to net cash provided by operating activities:
14,455	14,314	Depreciation	56,575	57,182
2,096	1,723	Amortization	7,717	6,607
(10,820)	(7,987)	Change in long-term liabilities, deferred taxes and other credits	(10,725)	(12,261)
629	290	Provision for write-off of property, plant and equipment	1,915	619
8,331	-	Write-off of pension liability adjustment due to settlement	8,331	-
(165)	-	Gain on disposition or involuntary conversion of assets	(1,126)	(3,763)
(40)	(190)	Excess tax benefit of options exercised	(201)	(1,134)
224	121	Compensation and benefits paid or payable in Class A Common Stock	1,384	(766)

		Changes in operating assets and liabilities that provide/(use) cash, net of business divestitures:
(16,493)	(8,399)	Accounts receivable	(6,564)	(8,878)
11,494	5,979	Inventories	(744)	5,739
1,043	2,251	Prepaid expenses and other current assets	1,318	545
2,452	5,422	Income taxes prepaid and receivable	2,566	5,731
3,507	(2,969)	Accounts payable	640	955
(2,777)	(20,377)	Accrued liabilities	(11,042)	4,628
775	1,630	Income taxes payable	1,535	(7,348)
(2,620)	(1,059)	Other, net	(9,132)	(2,883)
20,196	(423)	Net cash provided by/(used in) operating activities	84,196	62,631

		INVESTING ACTIVITIES
(12,118)	(15,658)	Purchases of property, plant and equipment	(58,224)	(61,844)
(145)	(1,237)	Purchased software	(649)	(2,613)
165	-	Proceeds from sale or involuntary conversion of assets	1,126	6,268
-	3,797	Proceeds from sale of discontinued operations, net of expenses	-	16,797
(12,098)	(13,098)	Net cash used in investing activities	(57,747)	(41,392)

		FINANCING ACTIVITIES
3,306	60,276	Proceeds from borrowings	13,396	117,452
(14,200)	(63,470)	Principal payments on debt	(45,124)	(132,691)
-	28,000	Cash received for noncontrolling interest in Albany Safran Composites	-	28,000
163	909	Proceeds from options exercised	773	5,538
40	190	Excess tax benefit of options exercised	201	1,134
-	-	Debt acquisition costs	-	(1,639)
(5,096)	(4,759)	Dividends paid	(19,729)	(13,929)
(15,787)	21,146	Net cash (used in)/ provided by financing activities	(50,483)	3,865

(7,970)	2,232	Effect of exchange rate changes on cash and cash equivalents	(18,830)	6,844

(15,659)	9,857	(Decrease)/increase in cash and cash equivalents	(42,864)	31,948
195,461	212,809	Cash and cash equivalents at beginning of period	222,666	190,718
$179,802	$222,666	Cash and cash equivalents at end of period	$179,802	$222,666

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com